Exhibit 99.1

Investor / Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc.             (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS FOURTH QUARTER AND YEAR END 2007

FINANCIAL RESULTS

                POWAY, CA, March 5, 2008 — Aldila, Inc. (NASDAQ:GM:ALDA) reported net sales of $17.7 million for the fourth quarter ended December 31, 2007 as compared to $17.9 million in the same quarter of 2006.  The Company reported net income of $10.9 million ($2.09 earnings per share - fully diluted) for the fourth quarter of 2007 compared to net income of $1.3 million ($0.24 earnings per share - fully diluted) in the same quarter of 2006.  In the 2007 fourth quarter the Company realized a pretax gain of $16.3 million from the sale of its 50% interest in Carbon Fiber Technology LLC (“CFT”).  Excluding this gain the Company’s net income would have been approximately $771,000 ($0.15 earnings per share — fully diluted).

                For the year ended December 31, 2007 net sales were $69.1 million as compared to $72.4 million for the year ended December 31, 2006.  The Company had net income of $16.0 million ($2.91 earnings per share - fully diluted) for 2007 as compared to net income of $11.2 million ($2.01 earnings per share - fully diluted) in 2006.  In the 2007 fiscal year the Company benefited from a pretax gain of $16.3 million from the sale of CFT.  Excluding this gain the Company’s net income for 2007 would have been $5.7 million ($1.04 earnings per share — fully diluted).  In the 2006 fiscal year the Company benefited from a pretax settlement of $2.2 million as a class member in a civil suit against certain carbon fiber producers.  Excluding this benefit the Company’s net income for 2006 would have been $9.8 million ($1.75 earnings per share — fully diluted).

The Company’s aggregate cash and cash equivalents were $29.5 million as of December 31, 2007 after $3.3 million in dividend payments to stockholders, repurchasing $6.7 million in its common stock and spending $6.3 million for capital expenditures.  The Company repurchased approximately 403,000 shares of its common stock during 2007, which represents approximately 7% of the Company’s shares outstanding as of December 31, 2006.  The Company’s backlog of sales orders as of December 31, 2007 was $10.2 million versus $12.5 million as of December 31, 2006.

“Sales for the fourth quarter of 2007 were $17.7 million versus sales of $17.9 million in the fourth quarter of 2006,” said Mr. Peter R. Mathewson, Chairman of the Board & CEO.  “Sales of golf shafts were relatively flat and sales of composite materials were 13% higher.  There were no sales of hockey products in the current quarter, as we exited that business during the second quarter of 2007, versus approximately $400,000 in hockey product sales during the fourth quarter of 2006,” Mr. Mathewson said.

“Our consolidated sales of $69.1 million for 2007 were down 4% from 2006.  Sales of golf shafts were $57.3 million in 2007 versus $61.4 million in 2006, representing a decline of 7%.  Average selling price of shafts fell 3% for the year versus 2006 and overall units declined 4% in 2007.  Sales of composite prepreg materials in fiscal 2007 were $10.0 million and represented a 13% increase over last year,” said Mr. Mathewson.

“On November 30, 2007 we closed on the sale of our 50% interest in CFT to our joint venture partner, SGL Carbon Fiber and Composites, Inc. (“SGL”).  The sale price was $17.0 million plus 50% of the working capital as of November 30, 2007, which amounted to $2.5 million.  This sale allowed the Company to realize a significant gain on our investment in CFT and at the same time provide a secure source of carbon fiber through a supply agreement with CFT over the next five years.  Additionally, it allows us to focus on our two core businesses of graphite golf shafts and composite prepreg materials,” said Mr. Mathewson.

“The proceeds from the sale of CFT and a new $15.0 million credit facility recently put in place with Key Bank will be used to pay a $5.00 special dividend to shareholders on March 10, 2008.  Since 2004, Aldila has declared dividends of $46.2 million, repurchased $8.2 million of the Company’s common stock and spent $14.3 million for capital expenditures in support of its golf and composite materials businesses,” Mr. Mathewson said.

“The year 2007 was a challenging year for our shaft business.  Sales and average selling price were down versus last year.  We continued to see a competitive environment across all market segments and we expect that this will continue in the foreseeable future.  On a positive note, we have remained profitable every quarter in 2007, extending this run to over four years.  Our Vietnam shaft factory is now ready to contribute to our earnings.  Our new, wide composite prepreg line is installed and will begin operation shortly and provides us the opportunity to enter new composite prepreg markets,” said Mr. Mathewson.

“During 2007, we moved to simplify our business.  We exited our hockey business after five years of effort to build a growing, profitable business.  Unfortunately, the volume required to make this an attractive business never materialized.  We also made the decision to sell our 50% interest in CFT.  This leaves us with two complementary core businesses; graphite golf shafts and composite prepreg materials,” Mr. Mathewson said.

“Our new DVS™ shaft will be used in several OEM programs in 2008 and our VS Proto™ and NV® family of shafts continue to be used as upgrade options at most major club companies and as popular aftermarket shafts in the distribution market,” said Mr. Mathewson.

“Aldila enjoyed tremendous success on Tour in 2007.  Players using Aldila shafts won 19 events on the PGA Tour and nearly 50% of all the events on the Nationwide Tour.  The recently introduced DVS™, along with the VS Proto™ and NV®, continue to be among the leading wood and hybrid shaft series on the PGA and Nationwide Tours.  Aldila also won the Grand Slam of Shafts in 2007, as the leading shaft for both woods and hybrids at the four major championships on the PGA Tour in 2007.  At the season ending PGA Tour Qualifying School, Aldila shafts were once again the most popular for players in both woods and hybrid shafts.  In the recently released Darrell Consumer Survey for 2007, Aldila was the leading shaft choice in total shaft usage for Drivers, Fairway Woods and Hybrid clubs. In fact, the usage of Aldila shafts in hybrids outpaced our nearest competitor by nearly a 4 to 1 margin,” Mr. Mathewson said.

“Our Composite Materials business continued to expand in 2007 with both the fourth quarter and full year sales results up 13%.  As we enter 2008, we are optimistic that our decision to expand the capacity and product capability in this business will present sales growth opportunities based on expanding demand in the composite applications,” said Mr. Mathewson.

Aldila will host a conference call at 5 p.m. Eastern time on Wednesday, March 5, 2008, with Peter R. Mathewson, Chairman and CEO and Robert J. Cierzan, Chief Financial Officer, to review Aldila’s fourth quarter and year end 2007 financial results.  For telephone access to the conference call dial 800-952-4972 or 416-641-2140 for international calls and request connection to the Aldila conference call.  A live web cast of the conference call can be accessed on the Aldila web site at http://www.aldila.com.  An archive of the web cast will be available through our web site for 90 days following the conference call.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2006, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K, all of which can be obtained at www.sec.gov.

The forward-looking statements in this press release are particularly subject to the risks that:

•                  our NV® and VS Proto™ shaft lines and their success may not continue to attract new customer accounts;

•                  our product offerings, including the NV®, VS Proto™ and DVS™ shaft lines and product offerings outside the golf industry, will not achieve or maintain success with consumers or OEM customers;

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  the Company will not be able to acquire adequate supplies of carbon fiber at reasonable market prices;

•                  acts of terrorism, natural disasters, or disease pandemics interfere with our manufacturing operations or our ability to ship our finished products.

For additional information about Aldila, Inc., please go to the Company’s Website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except share data)

	December 31, 2007	December 31, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,529	$3,882
Marketable securities	—	11,300
Restricted cash	—	1,444
Accounts receivable	8,684	8,862
Income taxes receivable	—	1,237
Inventories	13,861	13,691
Deferred tax assets	1,521	1,360
Prepaid expenses and other current assets	578	795
Total current assets	54,173	42,571

PROPERTY, PLANT AND EQUIPMENT	13,308	8,794

INVESTMENT IN JOINT VENTURE	—	3,091

DEFERRED TAXES	750	1,144

OTHER NON-CURRENT ASSETS	257	296

TOTAL ASSETS	$68,488	$55,896

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,758	$4,479
Income taxes payable	4,266	—
Accrued expenses	2,564	2,042
Other current liability	137	—
Total current liabilities	11,725	6,521

LONG-TERM LIABILITIES:
Deferred rent	170	49
Other long-term liabilities	827	—
Total liabilities	12,722	6,570

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares;no shares issued	—	—
Common stock, $.01 par value; authorized 30,000,000 shares;issued and outstanding 5,154,235 shares as of December 31, 2007 and 5,524,250 shares as of December 31, 2006	51	55
Additional paid-in capital	43,702	49,903
Retained earnings (accumulated deficit)	12,013	(632)
Total stockholders’ equity	55,766	49,326

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$68,488	$55,896

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

NET SALES	$17,668	$17,874	$69,146	$72,370
COST OF SALES	14,230	13,558	49,181	48,087
Gross profit	3,438	4,316	19,965	24,283

SELLING, GENERAL AND ADMINISTRATIVE	2,519	2,813	12,256	10,731
Operating income	919	1,503	7,709	13,552

OTHER INCOME (EXPENSE):
Interest income	194	183	910	714
Other, net	16,308	(23)	16,312	2,148
Equity in earnings of joint venture	155	240	435	407

INCOME BEFORE INCOME TAXES	17,576	1,903	25,366	16,821
PROVISION FOR INCOME TAXES	6,666	555	9,413	5,585

NET INCOME	$10,910	$1,348	$15,953	$11,236

NET INCOME PER COMMON SHARE	$2.11	$0.24	$2.94	$2.04

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$2.09	$0.24	$2.91	$2.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,171	5,524	5,433	5,518

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,227	5,582	5,485	5,591

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Twelve months ended December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,953	$11,236
Depreciation and amortization	1,587	1,322
Stock-based compensation	323	255
Loss on disposal of fixed assets	106	43
Undistributed income of joint venture, net	(382)	(365)
Gain on sale of joint venture	(16,334)	—
Purchases of marketable securities	(14,200)	(11,000)
Proceeds from sales of marketable securities	25,500	13,600
Changes in other assets & liabilities, net	9,259	(8,015)
Net cash provided by operating activities	21,812	7,076

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,253)	(4,570)
Proceeds from sales of property, plant and equipment	67	2
Distribution from joint venture	286	169
Proceeds from sale of joint venture	19,521	—
Net cash provided by (used for) investing activities	13,621	(4,399)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	(6,735)	(1,211)
Benefit from exercise of stock options	73	1,549
Proceeds from issuance of common stock	134	2,270
Dividend payments	(3,258)	(3,324)
Net cash used for financing activities	(9,786)	(716)

NET INCREASE IN CASH AND CASH EQUIVALENTS	25,647	1,961

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	3,882	1,921

CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,529	$3,882